Exhibit 10.4

OFFICE LEASE

Between

WELLS VAF – 6000 NATHAN LANE, LLC,

a Delaware limited liability company,

and

BROCADE COMMUNICATIONS SYSTEMS, INC.,

a DELAWARE CORPORATION

6000 NATHAN LANE, PLYMOUTH, MINNESOTA

i

RIDER ONE RULES

EXHIBIT A	(Floor plan(s) showing Premises cross-hatched)
EXHIBIT B	WORKLETTER AGREEMENT
EXHIBIT C	RENEWAL OPTION
EXHIBIT D	LEGAL DESCRIPTION
EXHIBIT E	COMMENCEMENT DATE CONFIRMATION
EXHIBIT F	EXERCISE FACILITY CONSENT AND WAIVER OF LIABILITY
EXHIBIT G	INTENTIONALLY DELETED
EXHIBIT H	SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT

List of Defined Terms

Additional Rent	8
Affiliate	21
Alterations	11
Approval Criteria	2
Arbitration Request	1
Architect	1
Base Rent	3
Building	1
Commencement Date	1
Completed Application for Payment	4
Construction Allowance	4
CPA	8
Current Market Rate	1
Default	23
Default Rate	25
Dish	36
Estimates	1
Expiration Date	1
Extension Option	1
Extension Term	1
Fitness Facility	9
Force Majeure Delays	32
Hazardous Material	29
Holder	18
Holidays	9
Landlord	1
Law	33
Lease Month	4
Lease Year	4
Line Problems	28
Lines	27
Lower Level Premises	1
Mortgage	18
MSDS	29
Offer Notice	34
Offer Space	34
Operating Expenses	4
Permitted Transfer	21
Permitted Transferee	21
Person	33
Premises	1
Prime Rate	24
Prior Lease	36
Property	1
Rent	8
Rules	9
Second Floor Premises	1
Space Plans	1
Statement	7
Subject Space	19

List of Defined Terms

Substantial Completion	3
Substantially Completed	3
Systems and Equipment	1
Tangible Net Worth	21
Taxes	4
Tenant	1
Tenant Work	11
Tenant’s Prorata Share	4
Term	1
Termination Effective Date	35
Termination Fee	35
Termination Option	35
Third Party Offer	35
Total Construction Costs	3
Transfer Premium	20
Transferee	19
Transfers	19
Work	2
Working Drawings	2
Workletter	2

OFFICE LEASE

THIS LEASE made as of the 20th day of October, 2009, between WELLS VAF – 6000 NATHAN LANE, LLC, a Delaware limited liability company (“Landlord”) BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

ARTICLE 1

Premises and Term

(A)        Premises, Building and Property. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain space known as Suite 200 containing approximately thirty nine thousand eight hundred sixty two (39,862) rentable square feet (“Second Floor Premises”) and approximately four thousand four hundred (4,400) rentable square feet on the lower level (“Lower Level Premises”) (The Second Floor Premises and the Lower Level Premises are collectively referred to as the “Premises”) described or shown on Exhibit A attached hereto, in the building commonly known as 6000 Nathan Lane, Plymouth, Minnesota 55442 (the “Building”), subject to the terms of this Lease. The term “Property” shall mean the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalks, parking garages and lots, and any and all other structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, equipment, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection therewith owned or leased by Landlord. Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment, fire stairways, perimeter walls, space between the finished ceiling of the Premises and the slab of the floor or roof of the Building there above, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant’s use of the Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant. “Systems and Equipment” shall mean any common (shared) plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment serving more than one tenant at the Property.

(B)        Commencement Date: The “Commencement Date” shall be May 1, 2010. The “Term” of this Lease shall be eighty seven (87) months, commencing on the Commencement Date and ending at 5:00 p.m. local time on the last day of the eighty seventh full calendar month (July 31, 2017) following the Commencement Date (“Expiration Date”), subject to adjustment and earlier termination as provided herein and subject to Tenant’s option to extend in accordance with Exhibit C attached hereto and incorporated herein by reference.

(C)        Commencement Date Confirmation. Tenant is currently in occupancy of the Premises and therefore Landlord shall have no responsibility to Tenant based on any alleged claim of a prior tenant holding over in the space or any other claim of failure to deliver possession. At either party’s request, Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Exhibit E promptly following the Commencement Date.

(D)        Required Tenant Deliveries. Prior to the Commencement Date, Tenant shall deliver to Landlord: (i) this Lease fully executed by Tenant; (ii) to the extent not already in Landlord’s possession, executed copies of policies of insurance or certificates thereof as required under Article 11 of this Lease; (iii) copies of all governmental permits and authorizations, if any, required in connection with Tenant’s operation of its business within the Premises; and (iv) if Tenant is an entity, evidence of formation, good standing, and authority as Landlord may reasonably require. Failure to timely deliver any of the foregoing shall not defer the Commencement Date or impair Tenant’s obligation to pay Rent.

(E)        Acceptance. Tenant has inspected the Premises, Property, Systems and Equipment and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements and no representations respecting the condition of the Premises or the Property have been made to Tenant by or on behalf of Landlord, except as expressly provided herein or in the Workletter attached hereto as Exhibit B (“Workletter”).

ARTICLE 2

Base Rent

Tenant shall pay Landlord Base Rent (“Base Rent”) of:

Second Floor Premises

Time Period	Annual Amount	Monthly Amount	Annual Base Rent Per Square Foot

Lease Months 1-12	$597,930.00	$49,827.50	$15.00

Lease Months 13-24	$615,867.90	$51,322.33	$15.45

Lease Months 25-36	$634,204.42	$52,850.37	$15.91

Lease Months 37-48	$653,338.18	$54,444.85	$16.39

Lease Months 49-60	$672,870.56	$56,072.55	$16.88

Lease Months 61-72	$693,200.18	$57,766.68	$17.39

Lease Months73 –84	$713,928.42	$59,494.04	$17.91

Lease Months 85-87		$61,278.86	$18.45

Lower Level Premises

Time Period	Annual Amount	Monthly Amount	Annual Base Rent Per Square Foot

Lease Months 1-12	$30,800.00	$2,566.67	$7.00

Lease Months 13-24	$31,900.00	$2,658.33	$7.25

Lease Months 25-36	$33,000.00	$2,750.00	$7.50

Lease Months 37-48	$34,100.00	$2,841.67	$7.75

Lease Months 49-60	$35,200.00	$2,933.33	$8.00

Lease Months 61-72	$36,300.00	$3,025.00	$8.25

Lease Months73-84	$37,400.00	$3,116.67	$8.50

Lease Months 85-87		$3,208.33	$8.75

in advance on or before the first day of each calendar month during the Term. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Base Rent for such month shall be prorated on the basis of the number of days in that month. Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month) and the term “Lease Year” shall mean each consecutive period of twelve (12) Lease Months.

ARTICLE 3

Additional Rent

(A)         Taxes. Tenant shall pay Landlord Tenant’s Prorata Share of Taxes. “Taxes” shall mean all federal, state, county, or local taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including without limitation, real estate taxes, general and special assessments, transit taxes, water and sewer rents, rent taxes, sales taxes, and personal property taxes imposed upon Landlord) payable by Landlord in any calendar year during the Term. However, “Taxes” shall not include: Landlord’s income taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, and estate taxes; provided that if an income or excise tax is levied by any governmental entity in lieu of or as a substitute for ad valorem real estate taxes (in whole or in part), then any such tax or excise shall constitute and be included within the term “Taxes.” Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Property. Tenant waives all rights to protest or appeal the appraised value of the Premises and the Property; however, Landlord agrees that it will make reasonable efforts to protest taxes and assessed value, if requested to do so by Tenant and a reasonable basis exists to do so. If Taxes for any period during the Term or any extension thereof, shall be increased after payment thereof by Landlord for any reason, Tenant shall pay Landlord, within five (5) days of written notice from Landlord, Tenant’s Prorata Share of such increased Taxes. Notwithstanding the foregoing, if any Taxes shall be paid based on assessments or bills by a governmental or municipal authority using a fiscal year other than a calendar year, Landlord may elect to average the assessments or bills for the subject calendar year, based on the number of months of such calendar year included in each such assessment or bill. “Tenant’s Prorata Share” of Taxes and Operating Expenses shall be the rentable area of the Premises divided by the rentable area of the Property on the last day of the calendar year for which Taxes or Operating Expenses are being determined, excluding any parking facilities. If the Property or any development of which it is a part, shall contain non-office uses, Landlord shall have the right (but not the obligation) to determine in accordance with sound accounting and management principles, Tenant’s Prorata Share of Taxes and Operating Expenses for only the office portion of the Property or of such development, in which event, Tenant’s Prorata Share shall be based on the ratio of the rentable area of the Premises to the rentable area of such office portion. Taxes and Operating Expenses are estimated to be $10.52 per rentable square foot in 2010. Tenant acknowledges that Landlord provided Tenant with a breakdown of estimate Taxes and Operating Expenses prior to the date hereof.

(B)         Operating Expenses. Tenant shall pay Landlord Tenant’s Prorata Share of Operating Expenses. “Operating Expenses” shall mean all expenses of every kind (other than Taxes) which are paid, incurred or accrued for, by or on behalf of Landlord during any calendar year any portion of which occurs during the Term, in connection with the management, repair, maintenance, restoration and operation of the Property and the complex of which the Property is a part, including without limitation, any amounts paid for: (a) utilities for the Property, including but not limited to electricity, power, gas, steam, chilled water, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating (including, without limitation, taxes on utility usage), (ii) permits, licenses and certificates necessary to operate, manage and lease the Property or for the operation of any transportation to or from the Property, except to the extent that any such permits, licenses and certificates relate to some but not all tenants of the Property, (c) insurance applicable to the Property, but not limited to the amount of coverage Landlord is required to provide under this Lease, (d) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property including, without limitation, costs of the maintenance, operation, and repair of the HVAC systems serving the Building, exclusive of systems which serve only a particular tenant’s space, (e) accounting, legal, inspection, consulting, concierge, and other services, (f) any equipment rental of any kind (or installment equipment purchase or equipment financing agreements) for equipment necessary for and used exclusively in connection with the maintenance and operation of the Property, (g) management fees of not more than two percent (2%) of the gross revenues of the Building, amounts payable under management agreements, and the fair rental value of any office space provided for a management office, (h) wages, salaries and other compensation and benefits (including the fair value of any parking privileges provided) for all persons engaged in the operation, maintenance or security of, or transportation to or from, the Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, provided that such wages and benefits for persons who do not work full time at the Building shall be prorated based on time spent working on Building matters, (i) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development, (j) operation, repair, and maintenance of all Systems and Equipment and components thereof (including replacement of components), janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, cleaning of walks, parking facilities and Property walls, removal of ice and snow, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of shrubs, trees, grass, sod and other landscaped items, irrigation systems, drainage facilities, fences, curbs, and walkways, re-paving and re-striping parking facilities, and roof repairs; (k) all expenses incurred and costs associated with the operation and maintenance of building amenities including, without limitation, the cost of repair or replacement of kitchen equipment and restaurant furniture in any cafeteria or deli at the Property and the cost to maintain any cafeteria or deli at the Property, any exercise equipment in any fitness center at the Property and the cost to maintain any fitness center, the cost of providing utilities, cleaning and other services to such building amenities, and third party costs incurred in connection with the operation and maintenance of any building amenities; (l) any carbon tax, carbon credit, or other so-called carbon offset cost payable by Landlord with respect to Building operations, whether pursuant to a cap and trade carbon emission system or otherwise; and (m) subject to Article 6, costs incurred by Landlord in connection with any environmental initiative and/or operations & maintenance plan implemented by Landlord at the Property whether or not such initiatives are mandated by law including, without limitation, costs to: install water efficient irrigation, plumbing and fixtures; reduce heat islands; control stormwater; reduce chemical emissions; manage refrigerants; optimize energy performance and increase efficiencies; store and collect recyclables; promote usage of recycled content; and implement sustainable purchasing and waste management policies. Notwithstanding the foregoing, Operating Expenses shall not include:

(i)         depreciation, interest and amortization on Mortgages, and other debt costs or ground lease payments, if any; legal fees in connection with leasing, tenant disputes or enforcement of leases; real estate brokers’ leasing commissions; improvements or alterations to tenant spaces; the cost of providing any service directly to and paid directly by, any tenant; any costs expressly excluded from Operating Expenses elsewhere in this Lease; costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds to be deducted from Operating Expenses in the year in which received); and

(ii)         any costs which would normally be capitalized rather than expensed under generally accepted accounting principles (including, without limitation, drainage and landscaping improvements that are considered capital improvements under GAAP), except those: (a) made primarily to reduce Operating Expenses, or to comply with any Laws or other governmental requirements, or (b) for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the Property required to keep such areas in good condition; provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over the shorter of: (i) their useful lives or (ii) the period during which the reasonably estimated savings in Operating Expenses equals the expenditures.

(iii)         leasehold improvements; financing and refinancing costs, including interest on debts of any mortgages and rental fees under any ground or underlying leases; business or income taxes; depreciation and amortization expense; utility costs paid by Tenant or any other lessee of the Building directly to a utility company; repairs to the Building following casualty loss; leasing commissions and costs of leasing incurred by Landlord; and rebuilding costs following condemnation.

(iv)         costs and expenses of correcting defects in or inadequacies of the design or construction of the Building; costs incurred for marketing or promotional activities; all travel, entertainment and related expenses incurred by Landlord or its agents; costs or expenses incurred as a result of the negligent or intentional acts of other lessees of the Building;

(v)         repairs, restoration or other work occasioned by fire, windstorm or other insured casualty; Landlord’s insurance deductible; expenses incurred in leasing or procuring tenants; leasing commissions; advertising expenses; expenses for renovating space for Landlord or new tenants; cost of the Work; payments made to affiliates of Landlord including inside or related contractors and executives (but only to the extent the amount paid exceeds market rate for the services provided); legal expenses incident to enforcement by Landlord of the terms of any lease, interest or principal payments on any mortgage or other indebtedness of Landlord; depreciation allowances or expenses, costs associated with the removal and clean-up of asbestos, hazardous substances and/or toxic substances (as defined in applicable federal, state or local laws or regulations); depreciation; and costs to cure construction defects to the extent covered under warranty.

With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, Operating Expenses which vary with occupancy for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof. If the Property shall be part of or shall include a complex, development or group of buildings or structures, Landlord may allocate Taxes and Operating Expenses within such complex, development or group, and between such buildings and structures and the parcels on which they are located, in accordance with sound accounting and management principles. In the alternative, Landlord shall have the right to determine, in accordance with sound accounting and management principles, Tenant’s Prorata Share of Taxes and Operating Expenses based upon the totals of each of the same for all such buildings and structures, the land constituting parcels on which the same are located, and all related facilities, including common areas and easements, corridors, lobbies, sidewalks, elevators, loading areas, parking facilities and driveways and other appurtenances and public areas, in which event Tenant’s Prorata Share shall be based on the ratio of the rentable area of the Premises to the rentable area of all such buildings.

(C)         Manner of Payment. Taxes and Operating Expenses shall be paid in the following manner:

(i)         Landlord may reasonably estimate in advance the amounts Tenant shall owe for Taxes and Operating Expenses for any full or partial calendar year of the Term. In such event, Tenant shall pay such estimated amounts, on a monthly basis in installments equal to one-twelfth of the annual estimate, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent. Such estimate may be reasonably adjusted from time to time by Landlord.

(ii)         Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the “Statement”) to Tenant showing: (a) the amount of actual Taxes and Operating Expenses for such calendar year, with a listing of amounts for major categories of Operating Expenses, (b) any amount paid by Tenant towards Taxes and Operating Expenses during such calendar year on an estimated basis, and (c) any revised estimate of Tenant’s obligations for Taxes and Operating Expenses for the current calendar year.

(iii)         If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Taxes and Operating Expenses for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make such payments within thirty (30) days after Landlord sends the Statement.

(iv)         If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Taxes and Operating Expenses, Tenant shall receive a credit for the difference against payments of Rent next due. If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference, within thirty (30) days after Landlord sends the Statement.

(v)         So long as Tenant’s obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments upon reasonable advance notice from Landlord to Tenant. In lieu of providing one Statement covering Taxes and Operating Expenses, Landlord may provide separate statements, at the same or different times. No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Taxes or Operating Expenses.

(D)        Proration. If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay estimated and actual amounts towards Taxes and Operating Expenses for such first or final calendar years shall be prorated to reflect the portion of such years included in the Term. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes and Operating Expenses, for such calendar years, by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be three hundred and sixty-five (365).

(E)        Landlord’s Records. Landlord shall maintain separate and complete records (including but not limited to books of account and all vouchers, invoices, statements, payroll records and other papers evidencing Taxes and Operating Expenses) respecting Taxes and Operating Expenses for at least twenty four (24) months after the close of each calendar year and determine the same in accordance with sound accounting and management practices, consistently applied. Taxes and Operating Expenses shall be calculated on a full accrual basis. Landlord reserves the right to change to a cash system of accounting and, in such event, Landlord shall make reasonable and appropriate accrual adjustments to ensure that each calendar year includes substantially the same recurring items. Tenant and its authorized representatives (including accountants and attorneys) shall have the right to examine such records upon reasonable prior notice specifying the records Tenant desires to examine, during normal business hours at the place or places where such records are normally kept by sending such notice no later than ninety (90) days following the furnishing of the Statement. Tenant may take exception to matters included in Taxes or Operating Expenses, or Landlord’s computation of Tenant’s Prorata Share of either, by sending notice specifying such exception and the reasons therefor to Landlord no later than thirty (30) days after Landlord makes such records available for examination. Such Statement shall be considered final, except as to matters to which exception is taken after examination of Landlord’s records in the foregoing manner and within the foregoing times. Tenant acknowledges that Landlord’s ability to budget and incur expenses depends on the finality of such Statement. If Tenant takes exception to any matter contained in the Statement as provided herein, Landlord and Tenant, subject to the provisions of the next sentence, shall refer the matter to an independent certified public accountant (“CPA”), whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant. Landlord shall allow Tenant a credit against Rent next due for the amount of any overpayment and Tenant shall pay Landlord, within five (5) business days, the amount of any underpayment and, unless such CPA’s certification determines that Tenant was overbilled by more than five percent (5%), Tenant shall promptly pay the cost of such CPA, otherwise such cost will be paid by Landlord. The CPA’s compensation shall not be determined or paid on a contingency, percentage, bonus or similar basis. If Landlord has already retained, in response to another tenant’s exceptions, a CPA to certify one or more of the matters to which Tenant has taken exception, then, upon Landlord’s receipt of such CPA’s certification, Landlord shall provide a copy of the relevant portions thereof to Tenant and, based upon such certification, Landlord shall recalculate, to the extent applicable and for the period of time in question, the amount of those particular matters included in Tenant’s Share of Taxes or Operating Expenses to which Tenant took exception. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Tenant’s Prorata Share of Taxes and Operating Expenses in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved.

(F)         Rent and Other Charges. “Additional Rent” means Tenant’s Prorata Share of Taxes and Tenant’s Prorata Share of Operating Expenses. Base Rent, Additional Rent and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid at any office maintained by Landlord or its agent at the Property or at such other place as Landlord may designate.

ARTICLE 4

Use and Rules

Tenant shall use the Premises for general office use, training purposes, customer support, and accounting, computer room and technology lab purposes related to Tenant’s office use, and for any other purpose as approved by Landlord which approval shall not be unreasonably withheld, in compliance with all applicable Laws and all covenants, conditions and restrictions of record applicable to Tenant’s use or occupancy of the Premises, and without disturbing or interfering with any other tenant or occupant of the Property. Tenant shall not use the Premises in any manner so as to cause a cancellation of Landlord’s insurance policies or an increase in the premiums thereunder. Tenant shall comply with, and shall cause its permitted subtenants, permitted assignees, invitees, employees, contractors and agents to comply with, all rules set forth in Rider One attached hereto (the “Rules”). Landlord shall have the right to reasonably amend such Rules and supplement the same with other reasonable Rules (not expressly inconsistent with this Lease) relating to the Property, or the promotion of safety, care, cleanliness or good order therein, and all such amendments or new Rules shall be binding upon Tenant after five (5) days notice thereof to Tenant. All Rules shall be applied on a non-discriminatory basis, but nothing herein shall be construed to give Tenant or any other Person any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant, occupant, or visitor of the Property, or out of the enforcement or waiver of the Rules by Landlord in any particular instance.

ARTICLE 5

Services and Utilities

Landlord shall provide the following services and utilities to the Second Floor Premises (the cost of which shall be included in Operating Expenses unless otherwise stated herein):

(A)         Landlord shall repair and replace, at Tenant’s expense, all electric lighting bulbs, tubes, ballasts, and starters within the Premises. Tenant shall be responsible for the payment of the cost of all modifications to the existing electrical circuit(s) and facilities serving the Premises and, in accordance with Section 5(H) below, the cost of all electricity furnished to the Premises, including electricity used during the performance of janitor service, the making of alterations or repairs in the Premises, or the operation of any special air conditioning systems which may be required for data processing or computer equipment or other special equipment or machinery installed by Tenant.

(B)         Heat and air-conditioning at such temperatures and in such amounts as are standard for comparable buildings in the vicinity of the Building from 8:00 a.m. until 6:00 p.m. Monday through Friday and 8:00 a.m. until 1:00 p.m. on Saturday, except on Holidays. “Holidays” shall mean all federally observed holidays, including New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans’ Day, Thanksgiving Day, Christmas Day, and all other holidays observed by members of unions who provide services at the Building.

(C)         Water for drinking, lavatory and toilet purposes at those points of supply provided for nonexclusive general use of other tenants at the Property.

(D)         Customary office cleaning and trash removal service Monday through Friday or Sunday through Thursday in and about the Premises, excluding holidays.

(E)         Operatorless passenger elevator service in common with Landlord and other tenants and their visitors. One of such elevators may be a “swing” elevator for use also as a freight elevator. Landlord may restrict use of elevators for freight purposes to the “swing” elevator and to hours reasonably designated by Landlord. Landlord shall have the right to restrict the number of operating elevators outside of normal business hours, provided that at least one elevator is in operation.

(F)         The non exclusive right to use the unstaffed fitness facility within the Building (“Fitness Facility”) during the Fitness Facility’s hours of operation. Use of the Fitness Facility will be limited to tenants (including any permitted assignees and subtenants) of the Building and their employees on a non exclusive basis. Tenant and its employees shall use the Fitness Facility at their own risk and will provide any certifications of waiver of liability as Landlord may request from time to time. Without limiting the generality of the foregoing, each user of the Fitness Facility shall be required to execute and deliver a waiver of liability in the form attached hereto as Exhibit F (or in another similar form provided by and acceptable to Landlord). Landlord shall have the right at any time, in its sole and absolute discretion to relocate the Fitness Facility within the Building. While Landlord may include the cost to maintain the Fitness Facility in Operating Expenses as set forth in Article 3 above, neither Tenant nor Tenant’s employees shall be charged a separate usage fee to use the Fitness Facility.

(G)         If reasonable and feasible, Landlord shall seek to provide extra utilities or services requested by Tenant provided the request does not involve modifications or additions to existing Systems and Equipment. Tenant shall pay for extra utilities or services at rates set by Landlord in its reasonable discretion. Payment shall be due at the same time as Base Rent or, if billed separately, shall be due within thirty (30) days after billing. If Tenant shall fail to make any payment for additional services, Landlord may, without notice to Tenant and in addition to all other remedies available to Landlord, discontinue the additional services. Landlord may install and operate meters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord under this Article (including a system for Landlord’s engineer to reasonably estimate any such excess usage). If such system indicates such excess services or utilities, Tenant shall pay Landlord’s reasonable charges for installing and operating such system and any supplementary air-conditioning, ventilation, heat, electrical or other systems or equipment (or adjustments or modifications to the existing Systems and Equipment), and Landlord’s reasonable charges for such amount of excess services or utilities used by Tenant. Landlord may impose a reasonable charge for any utilities and services, including, without limitation, air conditioning, electricity, and water, provided by Landlord by reason of: (i) any use of the Premises at any time other than the hours set forth above; (ii) any utilities or services beyond what Landlord agrees herein to furnish; or (iii) special electrical, cooling and ventilating needs created by Tenant’s telephone equipment, computer, electronic date processing equipment, copying equipment and other such equipment or uses. Landlord may impose a three hour minimum for extra hours HVAC service. Landlord, at its option, may require installation of metering devices at Tenant’s expense for the purpose of metering Tenant’s utility consumption. Tenant must notify Landlord by 3:00 p.m. if Tenant will require HVAC after the hours stated above (or 3:00 p.m. on the preceding business day if extra service will be required on a Saturday, Sunday, or Holiday).

(H)         Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid by Tenant either (1) through inclusion in Operating Expenses (except as provided in Section 5(G) with respect to excess usage by Tenant); (2) by a separate charge payable by Tenant to Landlord within thirty (30) days after billing by Landlord; or (3) by a separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right (i) to choose the company or companies to provide electrical service to the Property and the Premises, (ii) to aggregate the electrical service for the Property and the Premises with other buildings or properties, (iii) to purchase electrical service through an agent, broker or buyer’s group, and (iv) to change the electrical service provider or manner of purchasing electrical service from time to time in a economically reasonable manner. Landlord shall be entitled to receive a reasonable fee (over and above any management fees or other fees) for the services Landlord performs in connection with the selection of utility companies and the administration and negotiation of contracts for the provision of electrical service.

(I)         Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises because of the unavailability of any service to be provided by Landlord hereunder for a period of five (5) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such unavailability and such unavailability was not caused by or through Tenant or a governmental directive, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent for each consecutive day (after such five (5) business day period) that Tenant is so prevented from using the Premises. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages.

(J)         Landlord shall provide to the Lower Level Premises lighting and Building standard HVAC service for the lower level, plus stair and elevator access to the Lower Level Premises. The cost to provide such services shall be included in Operating Expenses.

ARTICLE 6

Alterations and Liens

Tenant shall not make any additions, changes, alterations or improvements (“Alterations”) outside the Premises. Tenant shall not make any Alterations within the Premises (”Tenant Work”) without the prior written approval of Landlord, which shall not be unreasonably withheld; provided, however, that Tenant shall not be required to obtain Landlord’s approval to decorative alterations to the Premises or other Alterations not requiring a building permit, as long as: (a) the Alterations will not adversely affect the Building’s systems or structure, (b) the Alterations cost less than $200,000 in any year, (c) Tenant gives Landlord at least ten (10) days prior written notice before commencing the Alterations, and (d) Tenant otherwise complies with the requirements of this Lease with respect to such Alterations, other than the requirement to obtain Landlord’s approval. Landlord may impose reasonable requirements in connection with Alterations by Tenant including without limitation the submission of plans and specifications for Landlord’s prior written approval, obtaining necessary permits, posting bonds, obtaining insurance, prior approval of contractors, subcontractors and suppliers, prior receipt of copies of all contracts and subcontracts, contractor and subcontractor lien waivers, affidavits listing all contractors, subcontractors and suppliers, use of union labor (if Landlord uses union labor), affidavits from engineers acceptable to Landlord stating that the Tenant Work will not adversely affect the Systems and Equipment or the structure of the Property, and requirements as to the manner and times in which such Tenant Work shall be done. All Tenant Work shall be performed in a good and workmanlike manner and all materials used shall be of a quality comparable to or better than those in the Premises and Property and shall be in accordance with plans and specifications approved by Landlord, and Landlord may require that all such Tenant Work for which Tenant is required to obtain Landlord’s approval be performed under Landlord’s supervision. If Landlord supervises, Tenant shall pay a fee of three percent (3%) of the cost of the Alterations to cover Landlord’s overhead in reviewing Tenant’s plans and specifications and supervising the Tenant Work. Approval or supervision by Landlord shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, and Landlord hereby expressly disclaims any responsibility or liability for the same. Landlord shall under no circumstances have any obligation to repair, maintain or replace any portion of the Tenant Work.

Tenant shall keep the Property and Premises free from any mechanic’s, materialman’s or similar liens or other such encumbrances in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord, and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including reasonable attorneys’ fees) arising out of the same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any Tenant Work (or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. If Tenant fails, within 20 days after the date of the filing of the lien, to discharge such lien or pursuant to Minn. Stat. § 514.10 to deposit into court a sum determined by the court, Landlord may, but shall not be required or expected to, remove such lien in such manner as Landlord may, in its sole discretion, determine, and the full cost thereof, together with all Landlord’s fees and costs, including attorney fees, shall be due and payable by Tenant to Landlord immediately upon Tenant’s receipt of Landlord’s notice therefor. The amount so paid shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Property or Premises to any lien or encumbrance whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Property or Premises arising in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Property and Premises.

Construction in the Premises by Tenant shall comply with the Building’s environmental and energy efficiency initiatives in effect at the time of construction. Such initiatives may include, but shall not be limited to, usage of low VOC construction materials (including, without limitation, low VOC paint and carpet); energy efficient lighting (and controls), equipment, and appliances; HVAC efficiencies; water use reduction; CFC reduction; recycling; construction waste management; usage of locally manufactured materials; usage of rapidly renewable materials; and usage of recycled materials. In connection with Tenant’s initial construction of the Premises, Tenant shall cooperate with Landlord’s reasonable requests in order to achieve Energy Star status for the Building, provided however, there shall be no requirement that Tenant replace, upgrade nor incur any additional cost and expense in connection with Tenant’s existing equipment including but not limited to Tenant’s computer equipment and servers.

ARTICLE 7

Repairs

Except for customary cleaning and trash removal provided by Landlord under Article 5, damage covered under Article 8, and normal wear and tear, Tenant shall keep the Premises in good condition, working order and repair (including without limitation, carpet, wall-covering, doors, plumbing fixtures and other fixtures, alterations and improvements within the Premises whether installed by Landlord or Tenant). In the event that any repairs, maintenance or replacements are required, Tenant shall promptly arrange for the same either through (a) Landlord for such reasonable charges as Landlord may from time to time establish, or (b) contractors that Landlord generally uses at the Property, or (c) other contractors approved in writing in advance by Landlord which approval shall not be unreasonably withheld. If Tenant does not promptly make such arrangements, Landlord may, but need not, make such repairs, maintenance and replacements, and the costs paid or incurred by Landlord therefor shall be reimbursed by Tenant promptly after request by Landlord. Except to the extent caused by the negligence or willful misconduct of Landlord, Tenant shall pay or reimburse Landlord for any repairs, maintenance and replacements to areas of the Property outside the Premises, to the extent incurred as a result of moving any of Tenant’s furniture, fixtures, or other property to or from the Premises, or by Tenant or its employees, agents, contractors, or visitors (notwithstanding anything to the contrary contained in this Lease). Except as provided in the preceding sentence, or for damage covered under Article 8, Landlord shall keep the Building structure and common areas of the Property and the Systems and Equipment in good condition, working order and repair (the cost of which shall be included in Operating Expenses).

ARTICLE 8

Casualty Damage

Subject to Article 6 and the remainder of this Article 8, Landlord shall use available insurance proceeds to restore the Premises or any common areas of the Property providing access thereto which are damaged by fire or other casualty during the Term. Such restoration shall be to substantially the condition prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Holder, any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment, or any alterations or improvements in excess of any work performed or paid for by Landlord under the terms, covenants and conditions of any separate agreement therefor signed by the parties hereto. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof. However, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof (unless Tenant or its employees or agents intentionally caused the damage). Notwithstanding the foregoing, Landlord may terminate this Lease by giving Tenant written notice of termination within sixty (60) days after the date of damage (such termination notice to include a termination date providing at least ninety (90) days for Tenant to vacate the Premises), if the Property shall be materially damaged by Tenant or its employees or agents, or if the Property shall be damaged by fire or other casualty such that: (a) repairs to the Premises and access thereto cannot reasonably be completed within two hundred seventy (270) days after the casualty without the payment of overtime or other premiums, (b) more than twenty-five percent (25%) of the Premises is affected by the damage and fewer than twenty-four (24) months remain in the Term, or any material damage occurs to the Premises during the last twelve (12) months of the Term, (c) any Holder shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered by Landlord’s insurance policies (excluding the deductible), or (d) the cost of the repairs, alterations, restoration or improvement work would exceed twenty-five percent (25%) of the replacement value of the Property, or (e) the nature of such work would make termination of this Lease necessary or convenient and Landlord also terminates the leases of all other similarly situated tenants. Tenant agrees that Landlord’s obligation to restore, and the abatement of Rent provided herein, shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property. Tenant acknowledges that this Article represents the entire agreement between the parties respecting casualty damage to the Premises or the Property.

ARTICLE 9

Insurance, Subrogation, and Waiver of Claims

(A)         Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises, the Building or the Property, which will in any way increase the rate of property insurance or other insurance on the Property. If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

(B)         Throughout the Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-, X or better rating and S&P rating of at least A-:

(i)         Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis), Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars

($1,000,000) personal and advertising injury liability, Fifty Thousand Dollars ($50,000) fire damage legal liability, and Five Thousand Dollars ($5,000) medical payments. CGL insurance shall be written on ISO occurrence form CG 00 01 96 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

(ii)         Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease policy limit, and One Million Dollars ($1,000,000) disease each employee.

(iii)         Commercial Auto Liability insurance (if applicable) on a standard ISO form or similar covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

(iv)         Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

(v)         All Risk Property Insurance covering Tenant’s property, furniture, furnishings, fixtures, improvements, and equipment located at the Building. If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

(vi)         Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Base Rent then in effect. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

(vii)         Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration, including during the performance of Tenant’s Work and until completion thereof. Such insurance shall be on a form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations or Tenant’s Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(C)         Landlord and Landlord’s agents shall be endorsed on each policy as additional insureds as it pertains to the CGL policy and coverage shall be primary and noncontributory. Landlord shall be a loss payee on the Property policy in respect of Tenant’s improvements to the extent that Landlord is responsible for the repair and replacement of same under this Lease. All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord’s Representatives from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease); (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s representatives in connection with any loss or damage covered by such policy (and Tenant shall provide evidence of such waiver); (3) be acceptable in form and content to Landlord; and (4) contain an endorsement prohibiting cancellation without the insurer first giving Landlord thirty (30) days’ prior written notice of such proposed action. No such policy shall contain any deductible provision except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time to reasonably require higher minimum amounts or different types of insurance. Tenant shall deliver an ACORD 25 certificate with respect to all liability and personal property insurance and an ACORD 28 certificate with respect to all commercial property insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Commencement Date and at least annually thereafter. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord’s request during the Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.

(D)         Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord receives proceeds from its property insurance therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant above). Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s personal property or any Alterations (including Tenant’s Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

ARTICLE 10

Condemnation

If (a) the whole or any material part of the Premises or the Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose; (b) any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or the Property, or (c) Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, then Landlord shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Tenant shall have reciprocal termination rights if the whole or any material part of the Premises is permanently taken or if access to the Premises is permanently and materially impaired. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and of fixtures belonging to Tenant and removable by Tenant upon expiration of the Term and for moving and other relocation expenses (so long as such claim does not diminish the award available to Landlord or any Holder, and such claim is payable separately to Tenant). All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. Rent shall be proportionately abated if any part of the Premises shall be taken and this Lease shall not be so terminated.

ARTICLE 11

Return of Possession

At the expiration or earlier termination of this Lease or Tenant’s right of possession of the Premises, Tenant shall surrender possession of the Premises in the condition required under Article 7, ordinary wear and tear excepted, and shall surrender all keys, any key cards, and any parking stickers or cards, to Landlord, and advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all trade fixtures and personal property. All improvements, fixtures and other items in or upon the Premises (except trade fixtures and personal property belonging to Tenant), whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. Without limitation of Article 12, if Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Premises or the Property required hereunder, following five (5) days written notice from Landlord to Tenant, Landlord may do so, and Tenant shall pay Landlord the cost thereof within thirty (30) days after receipt of an invoice therefor. Following five (5) days notice to Tenant, any and all property that may be removed from the Premises or the Property by Landlord pursuant to any provisions of this Lease or any Law, to which Tenant is or may be entitled, may be handled, removed or stored in a commercial warehouse or otherwise by Landlord at Tenant’s risk, cost or expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, within thirty (30) days after receipt of an invoice therefor, any and all expenses incurred in any removal and all storage charges as long as the same is in Landlord’s possession or under Landlord’s control. Any property, which is not removed from the Premises or which is not retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or of Tenant’s right to possession of the Premises, shall, at Landlord’s option, be conclusively presumed to have been abandoned and thus to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.

ARTICLE 12

Holding Over

Unless Landlord expressly agrees otherwise in writing, if Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, Tenant shall pay Landlord one hundred fifty percent (150%) of the amount of Rent then applicable on a per month basis without reduction for partial months during the holdover. In addition, if Tenant holds over for more than thirty (30) days after the expiration or earlier termination of this Lease, Tenant shall be responsible for all consequential damages sustained by Landlord on account of Tenant holding over. The foregoing provisions shall not serve as permission for Tenant to holdover, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises, and shall be subject to the provisions of Article 11). The provisions of this Article do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.

ARTICLE 13

No Waiver

No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any Person other than Tenant, including any Transferee, shall not constitute a waiver of Landlord’s right to approve any Transfer.

ARTICLE 14

Attorneys’ Fees and Jury Trial

In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law. In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury.

ARTICLE 15

Personal Property Taxes, Rent Taxes and Other Taxes

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located in the Premises, and any Tenant Work to the Premises which is deemed to be personal property by any governmental agency or subdivision thereof. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant’s property. Tenant shall pay any rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on Rent or services provided herein or otherwise respecting this Lease.

ARTICLE 16

Subordination, Attornment and Mortgagee Protection

This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Property, and all other encumbrances and matters of public record applicable to the Property. If any foreclosure proceedings are initiated by any Holder or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees to attorn and pay Rent to any Holder which is a successor to Landlord hereunder or a purchaser at a foreclosure sale and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment (provided such Holder or purchaser shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant does not default and fail to cure within the time permitted hereunder). However, in the event of attornment, no Holder shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Holder becoming Landlord under such attornment), (ii) liable for or bound by any prepaid Rent not actually received by such Holder, (iii) bound by any future modification of this Lease not consented to by such Holder, (iv) be liable for any accrued obligation, act or omission of any prior landlord (including, without limitation, Landlord), whether prior to or after foreclosure or termination of the superior lease, as the case may be, (v) be bound by any covenant to undertake or complete any improvement to the Property or the Premises, or to reimburse or pay Tenant for the cost of any such improvement, (vi) be required to perform or provide any services not related to possession or quiet enjoyment of the Premises, or (vii) be required to abide by any provisions for the diminution or abatement of rent. “Holder” shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor. “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Property or any part thereof and all renewals, modifications, consolidations, replacements or extensions thereof. Any Holder may elect to make this Lease prior to the lien of its Mortgage, by written notice to Tenant, and if the Holder of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage. Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this Article in recordable form. In the event of any default on the part of Landlord, arising out of or accruing under the Lease, whereby the validity or the continued existence of the Lease might be impaired or terminated by Tenant, or Tenant might have a claim for partial or total eviction, Tenant shall not pursue any of its rights with respect to such default or claim, and no notice of termination of the Lease as a result of such default shall be effective, unless and until Tenant has given written notice of such default or claim to the applicable Holder (but not later than the time that Tenant notifies Landlord of such default or claim) and granted to such Holder a reasonable time, which shall not be less than the greater of (i) the period of time granted to Landlord under the Lease, or (ii) thirty (30) days, after the giving of such notice by Tenant to such Holder, to cure or to undertake the elimination of the basis for such default or claim, after the time when Landlord shall have become entitled under the Lease to cure the cause of such default or claim; it being expressly understood that (a) if such default or claim cannot reasonably be cured within such cure period, such Holder shall have such additional period of time to cure same as it reasonably determines is necessary, so long as it continues to pursue such cure with reasonable diligence, and (b) such Holder’s right to cure any such default or claim shall not be deemed to create any obligation for such Holder to cure or to undertake the elimination of any such default or claim.

As a condition to the effectiveness of this Lease, Landlord and Tenant shall execute and deliver a mutually acceptable Subordination, Non-Disturbance and Attornment Agreement with Landlord’s current lender in the form attached hereto as Exhibit H.

ARTICLE 17

Estoppel Certificate

Tenant shall from time to time, within twenty (20) days after written request from Landlord, execute, acknowledge and deliver a certificate affirming that, except as otherwise expressly stated in the certificate, (A) this Lease is unmodified and in full force and effect; (B) to Tenant’s knowledge, Landlord is not in default hereunder; (C) Tenant is in possession of the Premises; (D) Tenant has no off-sets or defenses to the performance of its obligations under this Lease; (E) that the Premises have been completed in accordance with the terms, covenants and conditions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; and (F) certifying such other matters as Landlord may reasonably request, or as may be requested by Landlord’s current or prospective Holders, insurance carriers, auditors, rating agencies, and prospective purchasers. The certificate shall also confirm the dates to which the Rent has been paid in advance. The certificate may be relied upon by Landlord, its Holder(s), insurance carriers, auditors, rating agencies, and prospective purchasers. If Tenant shall fail to timely execute and return an estoppel certificate which has been delivered to Tenant, Tenant shall be deemed to have agreed with the matters originally set forth therein.

ARTICLE 18

Assignment and Subletting

(A)         Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld (as further described below): (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) permit the occupancy of the Premises by any Person other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than one hundred and eighty (180) days after Tenant’s notice), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer, and (d) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. If Landlord requests additional information, Tenant’s notice will not be deemed to have been received and Landlord may withhold consent to such Transfer until Landlord receives and has a reasonable opportunity to review such additional information. Any Transfer made without complying with this Article shall, at Landlord’s option, be null, void and of no effect, or shall constitute a Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord $1,000 to compensate Landlord for its review and processing expenses.

(B)         Approval. Landlord will not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant’s notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Property, or would be a significantly less prestigious occupant of the Property than Tenant, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, (iv) the Transferee is either a government (or agency or instrumentality thereof) or an occupant of the Property (provided that Landlord shall not withhold consent to a proposed sublease to another occupant of the Property on the grounds that the proposed subtenant is another occupant of the Property in the event that Landlord does not have alternate vacant space available within the Property that Landlord would otherwise be able to lease to the other occupant), (v) the proposed Transferee does not have a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (vi) Tenant has committed and failed to cure a Default at the time Tenant requests consent to the proposed Transfer, (vii) in the judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of the Landlord involving the Property or any other tenant’s lease within it; or (viii) the net effective rent payable by the Transferee (adjusted on a rentable square foot basis) is less than the net effective rent then being quoted by Landlord for new leases in the Building for comparable size space for a comparable period and the proposed Transferee is an existing tenant of the Building or in negotiation with Landlord to become a tenant of the Building. If Landlord wrongfully withholds its consent to any Transfer, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligation to consent to such Transfer.

(C)         Transfer Premium. If Landlord consents to a sublease and the sublease is not to a Permitted Transferee, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such sublease. “Transfer Premium” shall mean all rent, additional rent or other consideration paid by the sublessee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting therefrom (on a monthly basis) the reasonable expenses incurred by Tenant, amortized over the balance of the Term, for any changes, alterations and improvements to the Premises, any other economic concessions or services provided to the sublessee, and any customary brokerage commissions paid in connection with the sublease if acceptable written evidence of such expenditures is provided in advance to Landlord. The percentage of the Transfer Premium due Landlord hereunder shall be paid within ten (10) days after Tenant receives any Transfer Premium from the Transferee.

(D)         Recapture. Intentionally deleted.

(E)         Terms of Consent. If Landlord consents to a Transfer: (a) any Transfer shall be made only if, and shall not be effective until, the Transferee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee shall agree to be bound by and assume the obligations of this Lease on the part of Tenant to be performed or observed, (b) the terms, covenants and conditions of this Lease, including among other things, Tenant’s (or any Transferee’s) liability for the Subject Space, shall in no way be deemed to have been waived or modified and the original named Tenant (and any Transferee, as the case may be) shall remain fully liable for the payment of Rent and Additional Rent and for the other obligations of this Lease on the part of Tenant to be performed or observed, (c) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (d) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term of this Lease, expand the Premises, or lease additional space, any such rights being deemed personal to Tenant, (e) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in a form reasonably acceptable to Landlord, and (f) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or an officer of Tenant, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (i) treat such sublease as canceled and repossess the Subject Space by any lawful means, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall Default and fail to cure within the time permitted for cure under Section 20(A), Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.

(F)         Permitted Transfers. Notwithstanding Section 17(A), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord: (i) any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (an “Affiliate”); (ii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (a) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (b) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date hereof; or (iii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof. Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, Landlord or other tenants of the Building. No later than ten (10) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (x) copies of the instrument effecting the Permitted Transfer, (y) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Permitted Transfer, and (z) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Article 17.

ARTICLE 19

Rights Reserved By Landlord

Except as expressly provided herein, Landlord reserves the right to control the Property including, without limitation, the following rights:

(A)         To change the name or street address of the Building; install and maintain signs on the exterior and interior of the Property or any part thereof; retain at all times, and use in appropriate instances, keys to all doors within and into the Premises; grant to any Person the right to conduct any business or render any service at the Property, whether or not it is the same or similar to the use permitted Tenant by this Lease; and have access for Landlord and other tenants of the Property to any mail chutes located on the Premises according to the rules of the United States Postal Service.

(B)         To enter the Premises upon reasonable prior notice (except in the event of emergency) at reasonable hours to show the Premises to current and prospective mortgage lenders, ground lessors, insurers, and prospective purchasers, tenants and brokers, and if Tenant shall abandon the Premises at any time, or shall vacate the same during the last three (3) months of the Term, to decorate, remodel, repair, or alter the Premises.

(C)         To temporarily limit or prevent access to the Property or any part thereof, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof.

(D)         To decorate and to make alterations, additions and improvements, structural or otherwise, in or to the Property or any part thereof, and to any adjacent building, structure, parking facility, land, street or alley (including without limitation changes and reductions in corridors, lobbies, parking facilities and other public areas and the installation of kiosks, planters, sculptures, displays, escalators, mezzanines, and other structures, facilities, amenities and features therein, and changes for the purpose of connection with or entrance into or use of the Property in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed). In connection with such matters, or with any other repairs, maintenance, improvements or alterations, in or about the Property, Landlord may erect scaffolding and other structures reasonably required, and during such operations may, upon reasonable prior notice to Tenant, enter upon the Premises at reasonable hours and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may temporarily close public entry ways, other public areas, restrooms, stairways or corridors and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during ordinary business hours at Tenant’s request.

(E)         To install, use and maintain in and through the Premises pipes, conduits, wires, ducts or mechanical installations serving the Property. Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with the moving or the servicing of equipment of Landlord to or from the enclosures containing such installations and Tenant further agrees that neither Tenant, nor its servants, employees, agents, visitors, licensees, or contractors shall at any time tamper with, adjust, or otherwise in any manner affect Landlord’s mechanical installations.

(F)         To take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing, or preservation of the Property.

(G)         To approve the weight, size, and location of safes or other heavy equipment or articles, which articles may be moved in, about, or out of the Property or the Premises only at such times and in such manner as Landlord shall direct, at Tenant’s sole risk and responsibility.

In connection with entering the Premises to exercise any of the foregoing rights, Landlord shall: (a) provide reasonable advance written or oral notice to Tenant’s on-site manager or other appropriate person (except in emergencies, or for routine cleaning or other routine matters), and (b) take reasonable steps to minimize any interference with Tenant’s business. Landlord shall use reasonable efforts not to interfere with the conduct of Tenant’s business and Landlord shall return the Premises to the condition equal to or better than the Premises was in prior to entry by Landlord. In addition, Landlord shall respect the confidentiality of Tenant with respect to any and all information observed or obtained by Landlord or any party Landlord brings on the Premises, while on the Premises. Exercise of any of the foregoing rights shall not constitute a constructive eviction or entitle Tenant to abatement of Rent, damages or other claims of any kind. Landlord shall have a copy of all keys to all doors within and into the Premises. No locks will be changed without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed.

ARTICLE 20

Landlord’s Remedies

(A)         Default. The occurrence of any one or more of the following events shall constitute a “Default” by Tenant, which if not cured within any applicable time permitted for cure below, shall give rise to Landlord’s remedies set forth in Paragraph (B), below: (i) failure by Tenant to make when due any payment of Rent, unless such failure is cured within five (5) days after written notice from Landlord to Tenant; (ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of Rent, or as provided below, unless such failure is cured within thirty (30) days after written notice from Landlord to Tenant, or such shorter period expressly provided elsewhere in this Lease (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iii) failure by Tenant to comply with the Rules, unless such failure is cured within five (5) days after written notice from Landlord to Tenant (provided, if the nature of Tenant’s failure is such that more than five (5) days time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iv) vacation or abandonment of all or a substantial portion of the Premises for more than thirty (30) consecutive days (the transfer of a substantial part of the operations, business or personnel of Tenant to some other location being deemed, without limiting the meaning of the terms “vacation” and “abandonment” to be a vacation or abandonment with the meaning of this clause (iv)), or the failure to take possession of the Premises within sixty (60) days after the Commencement Date, whether or not Tenant thereafter continues to pay Rent due under this Lease; (v) (a) making by Tenant of any general assignment for the benefit of creditors, (b) filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, (e) Tenant’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant’s insolvency or admission of an inability to pay its debts as they mature; or (vi) any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant in connection with negotiating or entering this Lease or in connection with any Transfer under Article 17. Failure by Tenant to comply with the same term or condition of this Lease on three (3) occasions during any twelve (12) month period shall cause any failure to comply with such term or condition during the succeeding twelve month period, at Landlord’s option, to constitute an incurable Default, if Landlord has given Tenant written notice of each such failure within five (5) days after each such failure occurs. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law, and in the case of a conflict, the longer period for notice and cure shall apply.

(B)         Remedies. If a Default occurs and is not cured within any applicable time permitted under Paragraph (A), Landlord shall have the rights and remedies hereinafter set forth, each of which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law (including, without limitation, specific performance) or other provisions of this Lease, any and all of which may be exercised with or without further notice and with or without demand whatsoever, concurrently or successively, and at such time or times and in such order as Landlord may from time to time determine:

(i)         Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all amounts due under Section 19(D), and (c) an amount equal to (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to five percent (5%) or the “Prime Rate” on the date this Lease is terminated minus one percent, whichever is greater, minus (2) the then present fair rental value of the Premises for such period, similarly discounted. The “Prime Rate” of interest shall be the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal from time to time. In the event The Wall Street Journal no longer publishes a Prime Rate of interest, Landlord shall select a comparable equivalent. For purposes of computing the amount of Rent herein that would have accrued after the time of award, Tenant’s Prorata Share of Taxes and Operating Expenses shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award.

(ii)         Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 19(D), and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 19(B)(ii), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 19(B)(ii). If Landlord elects to proceed under this Section 19(B)(ii), it may at any time elect to terminate this Lease under Section 19(B)(i).

(C)         Mitigation of Damages. If Landlord terminates this Lease or Tenant’s right to possession of all or any part of the Premises, Landlord shall use reasonable efforts to mitigate Landlord’s damages to the extent required by Law and Tenant shall be entitled to submit proof of such failure to mitigate as a defense to Landlord’s claims hereunder.

(D)         Payment by Tenant. Upon any uncured Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing, restoring, or otherwise putting the Premises into a condition suitable for Lease (provided

Tenant shall not be required to pay for finish improvements for the next tenant and further provided that Tenant’s obligations under this Subsection (D) shall not be greater than Tenant’s repair obligations expressly stated elsewhere in this Lease), (iii) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions and other costs incidental to such reletting), (iv) performing Tenant’s obligations which Tenant failed to perform, and (v) enforcing or advising Landlord of its rights, remedies, and recourses arising out of the Default.

(E)         Interest. Tenant shall pay, as additional Rent, a service charge of Two Hundred Dollars ($200.00) for bookkeeping and administrative expenses if Rent is not received within five (5) days after its due date; provided, however that Tenant shall not be required to pay this service charge for one (1) late payment per calendar year so long as Tenant pays Rent in full within five (5) days of receipt of written notice that the same is past due. In addition, any Rent paid more than five (5) days after it is due shall accrue interest from the due date at the Default Rate until payment is received by Landlord. The “Default Rate” of interest shall be the Prime Rate of interest (defined above) plus ten percent (10%). Such service charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

(F)         Landlord Action. If Tenant at any time fails to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord may, but shall not be obligated to, after reasonable notice or demand and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable and in that connection pay expenses and employ counsel. All sums paid by Landlord and all costs, charges, and expenses incurred by Landlord in enforcing Tenant’s obligations under this Lease or incurred by Landlord in any litigation, negotiation, or transaction in which Tenant causes Landlord, without Landlord’s fault, to be involved or concerned (including, but not limited to reasonable attorneys’ fees and costs) shall be payable by Tenant upon demand.

(G)         Other Matters. No act or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Premises, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.

ARTICLE 21

Landlord’s Right to Cure

If Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant; provided, if the nature of Landlord’s failure is such that more than thirty (30) days are reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure such failure within such thirty (30) day period, and thereafter reasonably seeks to cure such failure to completion. The aforementioned periods of time permitted for Landlord to cure shall be extended for any period of time during which Landlord is delayed in, or prevented from, curing due to fire or other casualty, strikes, lock-outs or other labor troubles, shortages of equipment or materials, governmental requirements, power shortages or outages, acts or omissions by Tenant or other Persons, and other causes beyond Landlord’s reasonable control. If Landlord shall fail to cure within the times permitted for cure herein, Landlord shall be subject to such remedies as may be available to Tenant (subject to the other provisions of this Lease); provided, in recognition that Landlord must receive timely payments of Rent and operate the Property, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent, provided that Tenant’s remedy should Landlord fail to pay the Construction Allowance in accordance with the terms of Exhibit B to the Lease is setoff against Base Rent and nothing in this Article 21 shall be deemed to contradict Tenant’s offset rights under Exhibit B.

ARTICLE 22

Conveyance by Landlord and Liability

In case Landlord or any successor owner of the Property shall convey or otherwise dispose of the Property, or the portion thereof in which the Premises are located, to another Person (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other Person shall thereupon be and become “Landlord” hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, and Tenant shall attorn to such other Person, and Landlord or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the Property provided that Tenant may off-set any obligation to pay Base Rent under this Lease in the event Landlord fails to pay the Construction Allowance in accordance with the terms of Exhibit B to this Lease. Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment against Landlord and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this Article shall apply equally and inure to the benefit of Landlord’s present and future members, managers, partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, legal representatives, heirs, successors and assigns, directors, trustees, shareholders, agents and employees, and their respective partners, legal representatives, heirs, successors and assigns. Under no circumstances shall any present or future shareholder, officer or director of Landlord (if Landlord is a corporation), general or limited partner of Landlord (if Landlord is a partnership), manager or member of Landlord (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under the Lease.

ARTICLE 23

Indemnification

Except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees, Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the Premises, or caused by or in connection with any violation of this Lease or use of the Premises or the Property by, or any other act or omission of, Tenant, any other occupant of the Premises, or any of their respective agents, employees, contractors or guests. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of any “Work” by Tenant, the installation, maintenance, use or removal of any “Lines” located in or serving the Premises as described in Article 25, and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any “Hazardous Material” as described in Article 26 (whether or not any of such matters shall have been theretofore approved by Landlord), except to the extent that any of the same arises from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees. In case Landlord, its agents or employees shall be made a party to any litigation commenced by or against Tenant, then Tenant shall indemnify, defend and hold them harmless and shall pay all costs, expenses, and reasonable attorneys’ fees incurred or paid by them in connection with such litigation. The obligations assumed herein shall survive the expiration or sooner termination of this Lease. The foregoing indemnity shall be in addition to, and shall not be in discharge of or in substitution for, any of the insurance requirements or any other indemnity provisions of this Lease. The occurrence of any event for which the Tenant is required to indemnify Landlord under the terms of this Article 22 shall be referred to as an Indemnity Event. Landlord agrees that Landlord shall notify Tenant in writing of the Indemnity Event promptly after Landlord discovers the existence of an Indemnity Event. In the event any action or proceeding is brought against Landlord by reason of any Indemnity Event, Tenant shall defend such proceeding by legal counsel of its choice, reasonably satisfactory to Landlord.

ARTICLE 24

Safety and Security Devices, Services and Programs

The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 9. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

Landlord and Tenant recognize the risk of domestic or international threats or acts of violence, terrorism, and war which may require additional security measures in the day-to-day operation of the Property. To promote the health, safety and welfare of the Building’s tenants, Tenant agrees to cooperate in any security measures instituted by Landlord or recommended by governmental officials in response to this risk. Tenant shall participate in evacuation drills performed by Landlord from time to time. Tenant consents to the search of all persons entering or leaving the Property. Expenses incurred by Landlord in connection with the development, implementation and provision of security measures shall be included in Operating Expenses. The exercise of security measures by the Landlord and the resulting interruption of service to, or cessation or diminution of Tenant’s business, if any, shall not be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.

ARTICLE 25

Communications and Computer Lines

Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related electronic signal transmission devices (collectively the “Lines”) at the Property in or serving the Premises, provided: (a) Tenant shall (i) obtain Landlord’s prior written consent (not to be unreasonably withheld), (ii) use an experienced and qualified contractor approved in writing by Landlord which approval shall not be unreasonably withheld, and (iii) comply with all of the other provisions of Article 6; (b) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Property; (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Property, as determined in Landlord’s reasonable opinion; (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation; (e) Tenant’s rights shall be subject to the rights of any regulated telephone company; and (f) Tenant shall pay all costs in connection with Tenant’s Lines. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition.

Landlord may (but shall not have the obligation to): (i) install new Lines at the Property, (ii) create additional space for Lines at the Property, and (iii) reasonably direct, monitor or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Property by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may be available to Landlord by Law or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts); provided, any capital expenditures included in Operating Expenses hereunder shall be amortized (together with reasonable finance charges) over the period of time prescribed by Article 3(B).

Notwithstanding anything to the contrary contained in Article 11, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon termination of this Lease, provided Landlord so notifies Tenant in writing prior to such termination. Any Lines not required to be removed pursuant to this Article shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Article, Landlord may, after twenty (20) days written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Law). Tenant shall not, without the prior written consent of Landlord in each instance which consent shall not be unreasonably withheld, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property, by any failure of the environmental conditions or the power supply for the Property to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to remove the cabling from the patch panels to the work stations.

ARTICLE 26

Hazardous Materials

Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Hazardous Material” (as defined below) upon or about the Property, or permit Tenant’s employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices provided: (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable Law and the manufacturers’ instructions therefor, (b) such substances shall not be disposed of, released or discharged on the Property, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and (d) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease.

Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demand or claim made or threatened by any party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises, and (iv) any matter where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises. Landlord shall have the right (but not the obligation) to join and participate as a party in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety Law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Law. The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Property in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Article within five (5) days after written notice by Landlord, or such shorter time as may be required by Law or in order to minimize any hazard to Persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable Law). If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article 8 to the extent that the Premises or common areas of the Property serving the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under Article 8.

ARTICLE 27

Offer

The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord, but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of fifteen (15) days after delivery to Landlord. During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.

ARTICLE 28

Notices

Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto shall be in writing and shall be effective when served personally or by reputable national air courier service, or United States certified mail, return receipt requested, postage prepaid, addressed, if to Tenant, at 1745 Technology Drive, San Jose, CA 95110-1310, and if to Landlord, c/o Wells Real Estate Funds, 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, Attn: 6000 Nathan Lane, Plymouth, MN Asset Manager, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

Tenant shall provide Landlord with the name(s) of individual(s) authorized to make requests of Landlord for services and to deal with Landlord’s property manager with regard to day to day operations. If Tenant fails to provide such names, Landlord may comply with written or oral requests by any officer or employee of Tenant. Tenant shall not authorize more than three (3) individuals for each floor on which the Premises are located.

ARTICLE 29

Real Estate Brokers

Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CB Richard Ellis and Cushman & Wakefield, whose commissions shall be paid by Landlord pursuant to their separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

ARTICLE 30

Common Area Improvements

Landlord shall begin work to update entrance lobby finishes in the Building to reflect a Class A office building by January 1, 2010, with such work to be completed by June 1, 2010. Landlord shall provide sample schematics of the of the proposed new common area finish materials to be used in connection with such renovation work to Tenant for review and input when samples become available. The Building shall continue to have food service and the Fitness Facility during the Term. Notwithstanding anything to the contrary contained herein, Landlord shall be solely responsible for all of the costs and expenses in connection with and related to the work to update the entrance lobby in the Building to reflect a Class A office building as set forth in the Article 30. Said cost and expenses to update the entrance lobby in the Building to reflect a Class A office building shall not be a Operating Expense.

ARTICLE 31

Exculpatory Provisions

It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, and agreements herein made on the part of Landlord while in form purporting to be the representations, warranties, covenants, undertakings, and agreements of Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings, and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Property to the terms of the Lease. The limitations of liability contained in this provision shall apply equally and inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, members, managers, shareholders, agents and employees, and their respective partners, members, shareholders, legal representatives, heirs, successors and assigns. Under no circumstances shall any present or future shareholder, officer or director of Landlord (if Landlord is a corporation), general or limited partner of Landlord (if Landlord is a partnership), manager or member of Landlord (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under the Lease.

ARTICLE 32

Mortgagee’s Consent

This Lease is subject to and conditioned upon, any required consent or approval being granted without any fee, charge or condition that is unacceptable to Landlord, by Landlord’s mortgagee(s) within thirty (30) days after the date that Tenant executes and delivers this Lease to Landlord. If Landlord fails to timely obtain Landlord’s mortgagee’s consent, Landlord shall have the right, by notice to Tenant during such 30 day period, to terminate this Lease. Landlord’s signature on this Lease and delivery of a fully executed Lease to Tenant shall be deemed to constitute waiver or satisfaction of the condition contained in this Article 32.

ARTICLE 33

Miscellaneous

(A)         Binding Upon Parties. Each of the terms, covenants and conditions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 18 respecting Transfers; and all references herein to Landlord and Tenant shall be deemed to include all such parties. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean only the owner or owners of the Property at the time in question.

(B)         No Recording. Landlord and Tenant agree that in no event and under no circumstances shall this Lease be recorded. A short-form memorandum may be recorded at Landlord’s sole election. If a memorandum is recorded, Tenant shall, at Landlord’s request, deliver to Landlord a fully executed quitclaim and release agreement in recordable form wherein Tenant terminates the memorandum.

(C)         Governing Law. This Lease shall be construed in accordance with the Laws of the State of Minnesota.

(D)         Survival. All obligations or rights of either party arising during or attributable to the period ending upon expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(E)         Quiet Enjoyment. Landlord agrees that, if Tenant timely pays the Rent and performs the terms, covenants and conditions hereunder, and subject to all other terms, covenants and conditions of this Lease, Tenant shall hold and enjoy the Premises during the Term, free of lawful claims by any Person acting by or through Landlord.

(F)         Light and Air. This Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view or cityscape visible from the Premises.

(G)         Time of Essence. Time is of the essence of this Lease and each and all of its provisions.

(H)         Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.

(I)         Force Majeure. Notwithstanding anything in this Lease to the contrary, neither party shall be chargeable with, or liable to the other for, anything or in any amount for any failure to perform or delay caused by any of the following (“Force Majeure Delays”): fire; earthquake; explosion; flood; hurricane; the elements; act of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents; enforcement of Laws; war, terrorist act or acts, invasion; insurrection; rebellion; riots; strikes or lockouts; inability to perform, control or prevent which is beyond the reasonable control of that party; and any such failure or delay due to said causes or any of them shall not be deemed a breach of or default in the performance of this Lease by that Party; provided, however, lack of funds shall not be deemed a Force Majeure Delay.

(J)         Pronouns. Any pronoun used in place of a noun shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, assigns, according to the context hereof.

(K)         Captions and Severability. The captions of the Articles, Sections and Paragraphs of this Lease are for convenience only and shall in no way modify any provision of this Lease. If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable by a court of competent jurisdiction, it shall not affect, impair or invalidate any other term or provision hereof.

(L)         Definitions. “Law” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, and orders, as well as applicable decisions by courts in the State of Minnesota and by federal courts applying Minnesota law. “Person” shall mean an individual, trust, partnership, joint venture, association, corporation, and any other entity.

(M)         Prohibited Party Transactions. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising or related to any breach of the foregoing representation and warranty.

(N)         Signage. Landlord shall provide Tenant with Building standard lobby directory and suite entrance signage. For so long as Tenant leases at least 39,000 rentable square feet in the Building, Tenant shall continue to have the right to maintain, at Tenant’s expense, Tenant’s existing exterior signage (or equivalent) during the Term. Upon the expiration of this Lease or the earlier termination of Tenant’s signage rights, at Tenant’s expense, Tenant shall remove such exterior signage and repair all damage caused by Tenant’s signage and the removal thereof. At Landlord’s election, Landlord may perform such removal and/or restoration work and bill Tenant for Landlord’s reasonable costs incurred in connection with same.

ARTICLE 34

Entire Agreement

This Lease, together with Rider One and the Exhibits attached hereto (each of which is hereby incorporated into this Lease), contains all the terms, covenants and conditions between Landlord and Tenant relative to the matters set forth herein and no prior agreement or understanding pertaining to the same shall be of any force or effect. Without limitation, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms, covenants and conditions for leases subject to Landlord’s final approval, and are not authorized to bind Landlord to any agreements, representations, understandings or obligations with respect to the condition of the Premises or the Property, the suitability of the same for Tenant’s business, or any other matter, and no agreement, representation, understanding or obligation not expressly contained herein shall be of any effect. Neither this Lease, nor any Rider or Exhibit referred to above may be modified, except in writing signed by both parties.

ARTICLE 35

Parking

Parking shall be available in areas designated by Landlord for tenant parking. Parking for Tenant and its employees and visitors shall be on a “first come, first served,” unassigned basis, with Landlord and other tenants at the Property, and their employees and visitors, and other Persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same, all subject to Landlord’s rules, as the same may be amended or supplemented, and applied on a non-discriminatory basis. Notwithstanding the foregoing to the contrary, Landlord reserves the right to assign specific spaces, to maintain one or more “executive parking areas” containing reserved spaces, and to reserve spaces for visitors, small cars, handicapped individuals, and other tenants, visitors of tenants or other Persons, and Tenant and its employees and visitors shall not park in any such assigned or reserved spaces. Landlord may restrict or prohibit full size vans and other large vehicles. Landlord may charge a fee for reserved parking spaces, which fee shall be subject to increase from time to time. Notwithstanding anything to the contrary contained herein, Landlord shall make available to Tenant the number of parking spots in the parking lot an amount equal to Tenant’s Pro Rata Share as available in the parking lot.

In case of any violation of these provisions, Landlord may refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator’s risk and expense. Landlord reserves the right to temporarily close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement, or any other reason beyond Landlord’s reasonable control. In the event access is denied for any reason, any parking charges shall be abated to the extent access is denied, as Tenant’s sole recourse. Tenant acknowledges that such parking areas or facilities may be operated by an independent contractor not affiliated with Landlord, and Tenant acknowledges that in such event, Landlord shall have no liability for claims arising through acts or omissions of such independent contractor, if such contractor is reputable, and the management fee of any such independent contractor may be included in Operating Expenses.

ARTICLE 36

Right of First Offer

Subject to then-existing renewal or expansion options of other tenants, and provided no Default then exists, Landlord shall, prior to offering the same to any party (other than the then-current tenant therein), first offer to lease to Tenant any space that Landlord desires to make available for lease in the Building that is contiguous to any portion of the Premises (including contiguous space on floors above and below the second floor portion of the Premises and the Lower Level) (the “Offer Space”) in an “AS-IS” condition; such offer shall be in writing and specify the lease terms for the Offer Space, including the rent to be paid for the Offer Space, any tenant improvement allowance to be provided, and the date on which the Offer Space shall be included in the Premises (the “Offer Notice”). If an Offer Notice is given prior to April 30, 2011, the Offer Notice shall provide for Base Rent at the rate set forth in Article 2 above. After April 30, 2011, offered Base Rent shall be at market terms for the Building, taking into account that this is a net lease; any differences in the size of space being leased, the location of space in the building and the length of lease terms; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances (for demolition, space planning, architectural and engineering fees, construction, moving expenses or other purposes), the creditworthiness of Tenant; work that landlord is required to perform (such as, without limitation, demising and base building work), and other pertinent factors. Offered tenant improvement allowance amounts shall be at market terms for the Building, taking into account the factors set forth in the preceding sentence as well as the base rental rate being paid. The base rent may include an escalation of a fixed net rental rate (based on a fixed step or index) then prevailing in the market. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Offer Space on the terms set forth in the Offer Notice, within ten (10) days after Landlord delivers to Tenant the Offer Notice. If Tenant timely elects to lease the Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Offer Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Offer Notice. Notwithstanding the foregoing, if prior to Landlord’s delivery to Tenant of the Offer Notice, Landlord has received an offer to lease all or part of the Offer Space from a third party (a “Third Party Offer”) and such Third Party Offer includes space in excess of the Offer Space, Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer. If Tenant fails or is unable to timely exercise its right hereunder, then such right shall lapse, time being of the essence with respect to the exercise thereof (it being understood that Tenant’s right hereunder is a one-time right only), and Landlord may lease all or a portion of the Offer Space to third parties on such terms as Landlord may elect. Tenant may not exercise its rights under this Article if a Default exists or Tenant is not then occupying the entire Premises. For purposes hereof, if an Offer Notice is delivered for less than all of the Offer Space but such notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of this Article. In no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Article and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party. Tenant’s rights under this Article shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, or (c) less than 24 full calendar months remain in the initial Term of this Lease.

ARTICLE 37

Termination Option

Tenant shall have the right and option in Tenant’s sole discretion, to terminate the Lease in its entirety (“Termination Option”) effective as of the last day of the sixty-sixth (66th) Lease Month (October 31, 2015) (“Termination Effective Date”). Tenant may exercise the Termination Option, if at all, by giving Landlord irrevocable written notice of Tenant’s exercise of the Termination Option no later than nine (9) months prior to the Termination Effective Date. As a condition to the effectiveness of Tenant’s exercise of the Termination Option, Tenant shall pay Landlord the Termination Fee (other than in the event of casualty loss or condemnation) no later than the Termination Effective Date. The “Termination Fee” shall be Three Hundred Thousand Dollars ($300,000.00). If Tenant timely and properly exercises the Termination Option in accordance with this Article 36, then this Lease shall terminate on the Termination Effective Date as if such date was the scheduled expiration date under this Lease.

ARTICLE 38

Prior Lease

On the Effective Date, this Lease shall supersede in its entirety the existing lease dated September 30, 1998 between Landlord’s predecessor in interest, Opus Northwest, L.L.C., and Tenant’s predecessor in interest, Computer Network Technology Corporation (as assigned and as amended by First Amendment dated November 4, 1999 and Second Amendment dated May 12, 2006, the “Prior Lease”). The parties shall fulfill their obligations under the Prior Lease, including, without limitation, Tenant’s property management obligations, through April 30, 2010, which is the day before the Effective Date of this Lease, PROVIDED, HOWEVER, that contemporaneously with execution of this Lease, the parties shall enter into and execute a Management Transition Agreement which shall set forth the duties, responsibilities, terms and conditions related to the transition of the property management and related items in connection with the transition between the Prior Lease and this Lease. Full execution and delivery of such a Management Transition Agreement on terms acceptable to Landlord and Tenant, as evidenced by their signatures thereon, shall be a condition to the effectiveness of this Lease.

ARTICLE 39

Roof Rights

Subject to the requirements of Article 25 and subject to availability of space (provided Landlord agrees to make available for Tenant up to 500 square feet of space on the roof), Landlord agrees that Tenant may use space on the roof of the Building so that Tenant may install satellite transmitting or receiving dishes necessary for Tenant’s business (and not for public broadcasting) (individually or collectively, the “Dish”), provided that (a) the size, location and manner of installation of such Dish shall be determined by Landlord in its reasonable discretion, (b) no such Dish shall be affixed to the roof of the Building by any device which penetrates the roof without Landlord’s prior consent which consent shall not be unreasonable withheld and Landlord shall have the right to approve in advance Tenant’s mounting of the Dish, (c) Tenant shall bear all costs incurred with respect to the installation, operation, maintenance, removal and insuring of the Dish, (d) installation, operation and removal of the Dish shall be performed in such manner as is necessary in order to preserve Landlord’s roof warranty; and (e) the installation, operation and maintenance of the Dish is permitted under and performed in full compliance with all applicable Laws and the rules and regulations of the Building. Landlord agrees that Tenant shall have the non-exclusive right to use the risers in the Building for installation, operation, maintenance and removal of Lines leading to and from the Dish; as provided in Article 24. Tenant shall be responsible for the repair and maintenance of the Dish and all related equipment and wiring of Tenant during the Term of this Lease at Tenant’s sole cost and expense. Upon the termination of this Lease Tenant shall, at Tenant’s sole cost and expense, remove said Dish and all related equipment and wiring and repair any damage to the roof or risers of the Building caused as a result of such use or removal. Landlord will not be liable to Tenant or to any other person whomsoever for any injury to person or damage to property, arising out of any use of the roof or any other portion of the Building in connection with the Dish. Under no circumstances shall any interference, problems, or inability to use the Dish be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease; however, at Tenant’s request, Landlord shall use commercially reasonable efforts to aid Tenant in resolving any such problems experienced by Tenant. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any such problems. If Landlord permits Tenant to penetrate the roof, all work involving the roof penetration must be performed by Landlord’s roofing contractor.

ARTICLE 40

Generator

For so long as this Lease remains in effect, Tenant shall continue to have the right to maintain, at Tenant’s expense, Tenant’s existing back up power generator and related wiring for Tenant’s use. Tenant is the owner of Tenant’s existing backup power generator. At Tenant’s sole expense, Tenant shall have the option to remove the generator and related equipment and improvements upon the expiration or earlier termination of this Lease and in the event Tenant chooses to remove the generator, Tenant shall be responsible for repair of all damage caused by Tenant’s removal of the generator. If Tenant fails to do so, Landlord may (but shall not be obligated to) so remove and repair. Tenant agrees that Landlord shall have the right to maintain and keep Landlord’s life safety systems for the Building on Tenant’s existing back up power generator including the fire pump and the elevators. Landlord shall not add any other equipment or system to the generator. Tenant shall not add any equipment or system to the generator if the addition will cause the load on the generator to exceed its rated capacity. Except as caused by the negligence or intentional misconduct of Tenant, Tenant’s affiliates, agents, employees, contractors, and their respective successors and assigns (“Tenant Parties”), Landlord shall indemnify Tenant from all third party claims against Tenant and related costs, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) arising out of any failure, malfunction, or breakdown of Tenant’s existing back up power generator that results in any interruption of service, failure, malfunction, or breakdown of Landlord’s life safety systems on Tenant’s existing back up power generator. Tenant shall indemnify Landlord from all third party claims against Landlord and related costs, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) arising out of any failure, malfunction, or breakdown of Tenant’s existing back up power generator that results in any interruption of service, failure, malfunction, or breakdown of Landlord’s life safety systems on Tenant’s existing back up power generator caused by the negligence or intentional misconduct of Tenant Parties. Without limitation of Tenant’s obligations under Article 26, Tenant shall indemnify Landlord from all claims, costs, losses, liabilities, and expenses (including reasonable attorneys’ fees) arising out of the installation, use, maintenance, operation and removal of the generator. During the Term, Tenant shall be solely responsible at Tenant’s sole cost for (1) servicing and maintaining the generator in a good, functioning and safe condition to an SLA level consistent with manufacturer’s recommendations and (2) obtaining and maintaining in full force and effect any and all required permits and approvals with respect to the generator. For purposes of this Article 40 and Article 42 below, the term “third party” means a party other than Tenant Parties and Landlord and Landlord’s affiliates, agents, employees, contractors, and their respective successors and assigns.

ARTICLE 41

Alternative Dispute Mechanism

In the event of any dispute under this Lease, Landlord and Tenant agree to attempt to resolve the dispute by negotiation. Prior to pursuing any remedy otherwise available to a party, such party shall notify the other party of the dispute setting forth in reasonable detail the issues involved. For a period of thirty (30) days after such notice is given, the parties agree in good faith to attempt to resolve the dispute through negotiation. Such efforts shall include, at a minimum, two (2) meetings in person between Landlord and Tenant. The first meeting shall be held in Minneapolis, Minnesota, at a time and place reasonably determined by the party giving notice of the dispute, and the second meeting shall be held in Minneapolis, Minnesota, at a time and place reasonably determined by the other party. In the event that the parties are unable to resolve the dispute during such thirty (30) day period and after meeting in person on at least two (2) occasions, either party may pursue any remedy available to it, subject to Article 14 and the other specific terms of this Lease.

ARTICLE 42

UPS; Chilled Water Fan Units and Chiller

For so long as this Lease remains in effect, Tenant agrees that Landlord shall continue to have the right to place Landlord’s two (2) glycol pumps on the roof of the Building on Tenant’s UPS. Landlord’s cost of operating, maintaining, servicing and (if necessary) replacing the glycol pumps and related common shared equipment shall be billed to and paid by only the Building tenants who use the glycol pumps from time to time, each such tenant being responsible for a proportionate share of such costs based on such tenant’s proportionate usage of the pumps as reasonably determined by Landlord. If during the Term other tenants begin to use, or discontinue using, the glycol pumps and related common shared equipment, all users’ proportionate share for purposes of this Article 42 shall be appropriately adjusted. During the Term, Tenant shall be solely responsible for servicing and maintaining at Tenant’s cost the UPS in a good, functioning and safe condition in accordance with manufacturer’s recommendations. Except as caused by the negligence or intentional misconduct of Tenant, Tenant’s employees and/or contractors, Landlord shall indemnify Tenant from all third party claims and related costs, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) arising out of any failure, malfunction, or breakdown of Tenant’s UPS that results in any interruption of service, failure, malfunction, or breakdown of Landlord’s two (2) glycol pumps on the roof of the Building placed on Tenant’s UPS. Tenant shall indemnify Landlord from all third party claims against Landlord and related costs, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) arising out of any failure, malfunction, or breakdown of Tenant’s UPS that results in any interruption of service, failure, malfunction, or breakdown of Landlord’s glycol pumps caused by the negligence or intentional misconduct of Tenant, Tenant’s employees and/or contractors. Tenant currently owns, and for so long as this Lease remains in effect, Tenant shall have the exclusive right to use, the three 20 ton chilled-water fan units located on the Lower Level and the 130 ton Carrier Chiller located next to the loading dock of the Building. Subject to Tenant’s representation and warranty in Article 40 above, Tenant shall have the right to place the three 20 ton chilled-water fan units and the 130 ton Carrier Chiller on Tenant’s existing back up power generator. Tenant shall be solely responsible for all costs and expenses in connection with the operation, maintenance (to an SLA level consistent with manufacturer’s recommendations), repair, replacement of the three 20 ton chilled water fan units located on the Lower Level and the 130 ton Carrier Chiller located next to the loading dock of the Building. In addition, for so long as this Lease remains in effect, Tenant shall have the non-exclusive right to use the three (3) electrical panels (including the electrical infrastructure from the UPS up to and including the buss system) located in the Lower Level that are currently backed up by Tenant’s UPS. If during the Term Landlord leases the space in which the three 20 ton chillers and/or the three (3) electrical panels are located, Landlord shall have the right to require Tenant to relocate, at Tenant’s expense, such equipment into the Premises or another location acceptable to Landlord on ninety (90) days prior written notice. If Tenant does not relocate such equipment within such ninety (90) day period, such equipment shall be deemed abandoned and Landlord may re-use or dispose of such equipment as Landlord sees fit.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

WELLS VAF – 6000 NATHAN LANE, LLC, a Delaware limited liability company

By: Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, its sole member

By: Wells Investment Management Company, LLC a Georgia limited liability company, its manager

By:	/s/ Kevin A. Hoover
Name: Kevin A. Hoover
Its: President

TENANT:

BROCADE COMMUNICATIONS SYSTEMS, INC. a Delaware corporation

By:	/s/ Richard Deranleau
Name: Richard Deranleau
Its: VP Finance & CFO

RIDER ONE

RULES

Any sign, lettering, picture, notice or advertisement installed on or in any part of the Premises and visible from the exterior of the Premises, will be installed at Tenant’s sole cost and expense, and in such manner, character and style as Landlord may approve in writing. In the event of a violation of the foregoing by Tenant, Landlord may remove the same without any liability and may charge the expense incurred by such removal to Tenant.

No awning or other projection will be attached to the outside walls of the Building. No curtains, blinds, shades or screens visible from the exterior of the Building or visible from the exterior of the Premises, will be attached to or hung in, or used in connection with any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord.

Tenant, its servants, employees, customers, invitees and guests will not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in and about the Building which are used in common with other tenants and their servants, employees, customers, guests and invitees, and which are not a part of the Premises of Tenant. Tenant will not place objects against glass partitions or doors or windows which would be unsightly from the Building corridors or from the exterior of the Building, or that would interfere with the operation of any device, equipment, radio, television broadcasting or reception from or within the Building or elsewhere and will not place or install any projections, antennas, aerials or similar devices inside or outside of the Premises or on the Building.

Tenant will not waste electricity, water or air conditioning and will cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning systems and will refrain from attempting to adjust any controls other than unlocked room thermostats, if any, installed for Tenant’s use. Tenant will keep corridor doors closed.

Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured after normal business hours.

No person or contractor not employed by Landlord will be used to perform janitorial work, window washing cleaning, maintenance, repair or similar work in the Premises without the written consent of Landlord.

In no event will Tenant bring into the Building inflammables, such as gasoline, kerosene, naphtha and benzene, or explosives or any other article of intrinsically dangerous nature. If, by reason of the failure of Tenant to comply with the provisions of this paragraph, any insurance premium for all or any part of the Building will at any time be increased, Tenant will make immediate payment of the whole of the increased insurance premium, without waiver of any of Landlord’s other rights at law or in equity for Tenant’s breach of this Lease.

Tenant will comply with all applicable federal, state and municipal laws, ordinances and regulations, and building rules and will not directly or indirectly make any use of the Premises which may be prohibited by any of the foregoing or which may be dangerous to persons or property or may increase the cost of insurance or require additional insurance coverage.

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Landlord will have the right to prohibit any advertising by Tenant which in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as an office complex for office use, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

The Premises will not be used for cooking (except for the use of microwave ovens), lodging, sleeping or for any immoral or illegal purpose.

Tenant and Tenant’s servants, employees, agents, visitors and licensees will observe faithfully and comply strictly with the foregoing rules and regulations and such other and further appropriate rules and regulations as Landlord or Landlord’s agent may from time to time adopt. Reasonable notice of any additional rules and regulations will be given in such manner as Landlord may reasonably elect.

Unless expressly permitted by Landlord, no additional locks or similar devices will be attached to any door or window and no keys other than those provided by Landlord will be made for any door. If more than two keys for one lock are desired by Tenant, Landlord may provide the same upon payment by Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys of the Premises and will explain to Landlord all combination locks on safes, cabinets and vaults.

Any carpeting cemented down by Tenant will be installed with a releasable adhesive. In the event of a violation of the foregoing by Tenant, Landlord may charge the expense incurred by such removal to Tenant.

The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances will be thrown therein. All damages resulting from any misuse of the fixtures will be borne by Tenant who, or those servants, employees, agents, visitors or licensees, will have caused the same. No person will waste water by interfering or tampering with the faucets or otherwise.

No electrical circuits for any purpose will be brought into the leased premises without Landlord’s written permission specifying the manner in which same may be done.

No bicycle or other vehicle, and no dog (other than seeing-eye dogs) or other animal will be allowed in offices, halls, corridors, or elsewhere in the building.

Tenant will not throw anything out of the door or windows, or down any passageways or elevator shafts.

All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse will be made only through entryways and freight elevators provided for such purposes and indicated by Landlord. Tenant will be responsible for any damage to the building or property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the leased premises, and will make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

All safes, equipment or other heavy articles will be carried in or out of the Premises only at such time and in such manner as will be prescribed in writing by Landlord, and Landlord will in all cases have the right to specify the proper position of any such safe, equipment or other heavy article, which will only be used by Tenant in a manner which will not interfere with or cause damage to the leased premises or the building in which they are located, or to the other tenants or occupants of such building. Tenant will be responsible for any damage to the building or the property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the

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leased premises, and will make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

Canvassing, soliciting, and peddling in the building is prohibited and each Tenant will cooperate to prevent the same.

Vending machines will not be installed without permission of Landlord (which will not be unreasonably withheld).

Wherever in these Building Rules and Regulations the word “Tenant” occurs, it is understood and agreed that it will mean Tenant’s associates, agents, clerks, servants and visitors. Wherever the word “Landlord” occurs, it is understood and agreed that it will mean Landlord’s assigns, agents, clerks, servants and visitors.

Landlord will have the right to enter the leased premises (upon reasonable notice) at all reasonable hours for the purpose of inspecting the same.

Landlord will have the right to enter the leased premises at hours convenient to Tenant for the purpose of exhibiting the same to prospective tenants within the 12-month period prior to the expiration of this Lease, and may place signs advertising the leased premises for rent on the windows and doors of such Premises at any time within such 12-month period.

Tenants, its servants, employees, customers, invitees and guests will, when using the common parking facilities, if any, in and around the building, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked in a no parking zone. All vehicles will be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles. No vehicles will be parked overnight.

At all times the Building will be in charge of Landlord’s employee in charge and (a) persons may enter the Building only in accordance with Landlord’s regulations, (b) persons entering or departing from the Building may be questioned as to their business in the Building, and the right is reserved to require the use of an identification card or other access device and the registering of such persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Building, and (c) all entries into and departures from the Building will take place through such one or more entrances as Landlord will from time to time designate; provided, however, anything herein to the contrary notwithstanding, Landlord will not be liable for any lack of security in respect to the Building whatsoever. Landlord will normally not enforce clauses (a), (b) and (c) above from 8:00 a.m. to 6:00 p.m., Monday through Friday, and from 8:00 a.m. to 1:00 p.m. on Saturdays, but it reserves the right to do so or not to do so at any time at its sole discretion. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or the protection of the Building and the property therein. Landlord will in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Building of any person.

All entrance doors to the Premises will be locked when the Premises are not in use. All corridor doors will also be closed during times when the air conditioning equipment in the Building is operating so as not to dissipate the effectiveness of the system or place an overload thereon.

Tenant shall comply with Building rules and regulations implemented by Landlord from time to time with respect to energy conservation and environmental initiatives, whether such rules and regulations are the

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result of governmental requirement or independently implemented by Landlord. Such initiatives may include, but shall not be limited to, stormwater management initiatives; heat island reduction (roof or non-roof); usage of low VOC construction materials (including, without limitation, low VOC paint and carpet); energy efficient lighting (and controls), equipment, and appliances; HVAC efficiencies; water use reduction; CFC reduction; recycling; construction waste management; usage of locally manufactured materials; usage of rapidly renewable materials; and usage of recycled materials.

Landlord reserves the right at any time and from time to time to rescind, alter or waive, in whole or in part, any of these Rules and Regulations when it is deemed necessary, desirable, or proper, in Landlord’s reasonable judgment, for its best interest or for the best interest of the tenants of the Building.

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EXHIBIT A

(Floor plan(s) showing Premises)

(see attached test fit plan)

A-1

6000 Nathan – 2nd Floor – Test-Fit Plan

(114) 8'-0" x 6'-0" WORKSTATIONS
(53) 7'-6" x 7'-6" WORKSTATIONS
(24) 8'-0" x 6'-0" WORKSTATIONS
TOTAL:
(53) 7'-6" x 7'-6" WORKSTATIONS
(138) 8'-0" x 6'-0" WORKSTATIONS
191 TOTAL WORKSTATIONS
LEVEL TWO
BROCADE
2ND FLOOR BLOCK PLAN
7'-6" x 7'-6" & 8'-0" x 6'-0" WORKSTATIONS

© 2006 Brocade Communications Systems, Inc.
All rights reserved

6000 Nathan – Lower Level – Test-Fit Plan

± 4,400 S.F.

© 2006 Brocade Communications Systems, Inc.
All rights reserved

EXHIBIT B

TENANT FINISH-WORK: ALLOWANCE

(Tenant Performs the Work)

1.	Acceptance of Premises. Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into.

2.

Space Plans.  Landlord and Tenant have approved the Test Fit Plans attached hereto as Exhibit A depicting improvements to be installed in the Premises (the “Space Plans”), the first page of which was prepared by Vangard Concept Offices and is dated June 12, 2009 and the second page of which was prepared by BDH & Young Space Design and which shows the location of the lower level space. The scope of the work to be performed by Tenant must include all demising and separate metering to ensure that the Premises are separately demised and metered as shown on the Space Plans.

3.	Working Drawings.

(a) Preparation and Delivery.  Tenant shall provide to Landlord for its approval final working drawings, prepared by BDH & Young Space Design or by another architect chosen by Tenant in Tenant’s sole discretion (“Architect”), of all improvements that Tenant proposes to install in the Premises; such working drawings must be consistent with the final approved Space Plans and shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws. All costs incurred by Tenant in connection with preparation of the Working Drawings or other design expenses may be paid out of the Construction Allowance.

(b) Approval Process.  Landlord shall notify Tenant whether it approves of the submitted working drawings within ten (10) business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within ten (10) business days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five (5) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial working drawings within ten (10) business days (or, in the case of resubmitted working drawings, within five (5) business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question.

4.

Landlord’s Approval; Performance of Work.  If any of Tenant’s proposed construction work will affect the Building’s structure or the Building’s Systems and Equipment, then the working drawings pertaining thereto must be approved by the Building’s engineer of record. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (a) they comply with all Laws, (b) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s Systems and Equipment, the exterior appearance of the Building, or the appearance of the common area, (c) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Work to be performed in accordance with the Working Drawings.

5.

Contractors; Performance of Work. The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require, which requirements are to be provided to Tenant at the time the Space Plans have been approved. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord’s other contractors, the operation of the Building, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Work (e.g., elevators, excess electricity, etc.).

6.	Construction Contracts.

(a) Tenant’s General Contractor. Tenant shall enter into a construction contract with a general contractor selected by Tenant (and approved by Landlord), which shall comply with the provisions of this Section 5 and provide for, among other things, (i) a one-year warranty for all defective Work; (ii) a requirement that Tenant’s Contractor maintain insurance in accordance with Landlord’s insurance requirements; (iii) a requirement that the contractor perform the Work in substantial accordance with the Working Drawings and in a good and workmanlike manner; (iv) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (v) those items described in Section 6.(b) (collectively, the “Approval Criteria”). Landlord shall have five (5) business days to notify Tenant whether it approves the proposed construction agreements. If Landlord disapproves of the proposed construction agreements, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction agreements to correct the objections and resubmit them to Landlord within five (5) business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have five (5) business days to notify Tenant whether it approves the revised construction agreements. If Landlord fails to notify Tenant that it disapproves of the construction agreements within three (3) business days after the initial construction agreements or two (2) business days after the revised construction agreements (as the case may be) are delivered to Landlord, then Landlord shall be deemed to have approved the construction agreements.

(b) All Construction Contracts. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant’s construction contracts shall: (i) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (ii) require the contractor and each subcontractor to name Landlord, Landlord’s property management company, and Tenant as additional insured on such contractor’s insurance maintained in connection with the construction of the Work, (iii) be assignable following a Default by Tenant under the Lease to Landlord and Landlord’s Holder, and (iv) contain at least a one-year warranty for all workmanship and materials. Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that Tenant shall complete the Work on or before May 1, 2011, provided, however, that nothing contained in this Workletter shall permit Tenant to retain possession of any portion of the Building other than the Second Floor Premises and the Lower Level Premises after April 30, 2010. Tenant has certain rights to use other areas in the Building as set forth in Articles 39, 40, and 42 of the Lease.

7.

Change Orders. Tenant may initiate changes in the Work. Any change that materially alters the Working Drawings or impacts the building structure, systems, or appearance to the public or other tenants, must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, if such requested change would adversely affect (in the reasonable discretion of Landlord) (i) the Building’s structure or the Building’s Systems and Equipment, (ii) the exterior appearance of the Building, or (iii) the appearance of the common area, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed (in CAD format), which plan shall be incorporated into this Exhibit B by this reference for all purposes. If Tenant requests any changes to the Work described in the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

8.

Definitions. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed.

9.

Walk-Through; Punchlist. When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.

10.

Excess Costs. The entire cost of performing the Work (including design of the Work and preparation of the Working Drawings management and supervision of the Work, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance.

11.	Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $28.55 per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. No advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs exceed the amount of the Construction Allowance. Thereafter, Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items: (a) a request for payment, (b) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, (c) the Architect’s certification that the Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 10% of the Construction Allowance, (w) “as built” drawings in both paper and AutoCad format; (x) the permanent certificate of occupancy issued for the Premises, (y) Tenant’s occupancy of the Premises, and (z) an estoppel certificate confirming such factual matters as Landlord or Landlord’s Mortgagee may reasonably request (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within thirty (30) days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until thirty (30) days following Landlord’s receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (1) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, or (4) a Default by Tenant exists. Subject to the foregoing, in the event Landlord defaults in the payment of the Construction Allowance, Tenant may offset the unpaid amount against Base Rent due under the Lease. The Construction Allowance shall be available to Tenant upon Lease execution and shall continue to be available to Tenant through May 1, 2011. The Construction Allowance must be used to pay for the Total Construction Costs; however, a portion of the Construction Allowance, not to exceed an amount equal to $13.00 per rentable square foot of the Premises, may be used for Tenant’s moving expenses, cabling/wiring installation and removal, and installation/relocation and refurbishment and purchase of equipment and furniture with respect to the Premises.

12.

Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Kevin Fossum
Regional Manager
Piedmont Office Realty Trust 800 Nicollet Mall, Suite 2400 Minneapolis, MN 55402
Telephone: (612) 852-5555 Telecopy: (612) 343-8858 Kevin.Fossum@Piedmontreit.com

Tenant’s Representative:	Duncan Schmidt
Brocade Communications Systems, Inc
1745 Technology Drive
San Jose, CA 95110-1310
Telephone: (408) 333-8000
Telecopy: (408) 333-8101
dschmidt@brocade.com

13.

Miscellaneous. To the extent not inconsistent with this Exhibit, Articles 6 and 11 of this Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT C

OPTION TO EXTEND

Tenant is hereby granted the option (“Extension Option”) to extend the term of the Lease for two (2) consecutive periods of five (5) Lease Years (“Extension Term”). Each Extension Option may be exercised only by giving Landlord irrevocable and unconditional written notice thereof no earlier than eighteen (18) months and no later than twelve (12) months prior to the commencement of the Extension Term. Tenant may not exercise the Extension Option if Tenant is in default under the Lease beyond the expiration of any applicable cure period either at the date of said notice or at any time thereafter prior to commencement of the Extension Term. Upon exercise of the Extension Option, all references in the Lease to the Term shall be deemed to be references to the Term as extended pursuant to the Extension Option.

The Extension Term shall be on the same terms, covenants and conditions as are contained in the Lease, except that (i) no additional extension option shall be conferred by the exercise of the Extension Option, (ii) Base Rent applicable to the Premises for the Extension Term shall be determined as provided below, and (iii) any initial rent abatement, concession or allowance which are in the nature of economic concessions or inducements shall not be applicable to any Extension Term. In addition to Base Rent, Tenant shall pay Additional Rent, and other Rent during the Extension Term as provided in this Lease.

Base Rent per annum per rentable square foot of the Premises for the Extension Term shall be one hundred percent (100%) of the Current Market Rate for lease terms commencing on or about the date of commencement of the Extension Term. The term “Current Market Rate” means the prevailing net rental rate per rentable square foot under renewals of office leases recently executed for comparable space in the Building. The determination of Current Market Rate shall take into consideration that this is a net lease; any differences in the size of space being leased, the location of space in the building and the length of lease terms; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances (for demolition, space planning, architectural and engineering fees, construction, moving expenses or other purposes), the creditworthiness of Tenant; and other pertinent factors. The Current Market Rate may include an escalation of a fixed net rental rate (based on a fixed step or index) then prevailing in the market.

Within thirty (30) days after receipt of Tenant’s notice to extend Landlord shall deliver to Tenant written notice of the Current Market Rate and shall advise Tenant of the required adjustment to Base Rent, if any.

Tenant shall, within twenty one (21) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant (a) accepts Landlord’s determination of the Current Market Rate; (b) rejects Landlord’s determination of the Current Market Rate, or (c) requests that the Current Market Rate be determined by an appraiser (“Arbitration Request”). If Tenant rejects Landlord’s determination, Tenant’s exercise of the Extension Option granted herein shall be deemed revoked and of no further force of effect. If Tenant requests that the Current Market Rate be determined by an appraiser, Landlord and Tenant, within ten (10) days after the date of the Arbitration Request, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Current Market Rate shall be the average of the two Estimates. If the Current Market Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select a appraiser to determine which of the two Estimates most closely reflects the Current Market Rate. Each appraiser so selected shall be certified as an MAI appraiser and shall have had at least five (5) years experience within the previous ten (10) years

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as a real estate appraiser working in the same submarket in which the Building is located, with working knowledge of current office rental rates and practices. For purposes of this Lease, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Current Market Rate. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Current Market Rate. If either Landlord or Tenant fails to appoint an appraiser within the seven day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the appraiser shall make his determination of which of the two Estimates most closely reflects the Current Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate. The parties shall share equally in the costs of the third appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. In the event that the Current Market Rate has not been determined by the commencement date of the Extension Term at issue, Tenant shall pay the most recent Base Rent set forth in the Lease until such time as the Current Market Rate has been determined. Upon such determination, Base Rent shall be retroactively adjusted. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

Tenant must timely exercise the Extension Option or the Extension Option shall terminate. Tenant’s exercise of the Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have subleased or assigned all or any portion of the Premises, then immediately upon such termination, sublease or assignment, the Extension Option shall simultaneously terminate and become null and void. The Extension Option is personal to Tenant.

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EXHIBIT D

LEGAL DESCRIPTION

LOT 4, BLOCK 1, BASS CREEK BUSINESS PARK 4TH ADDITION IN HENNEPIN COUNTY, MINNESOTA.

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EXHIBIT E

COMMENCEMENT DATE CONFIRMATION

Landlord:	Wells VAF – 6000 Nathan Lane, LLC

Tenant:	Brocade Communications Systems, Inc.

This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of ______ ___, 200_ (the “Lease”) for certain premises known as Suite ____ in the building commonly known as 6000 Nathan Lane, Plymouth, MN (the “Premises”). This Confirmation is made pursuant to Article 1 of the Lease.

1.         Lease Commencement Date, Termination Date. Landlord and Tenant hereby agree that the Commencement Date of the Lease is May 1, 2010, and the Termination Date of the Lease is July 31, 2017.

2.         Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises are acceptable in all respects in its current “as is” condition.

3.         Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

LANDLORD:		TENANT:

WELLS VAF – 6000 NATHAN LANE, LLC a Delaware limited liability company		BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company a member	By:
By: Wells Investment Management Company, LLC a Georgia limited liability company, its manager		Its:

By:
Its:

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EXHIBIT F

EXERCISE FACILITY CONSENT AND WAIVER OF LIABILITY

In order to use the fitness facilities and equipment located at 6000 Nathan Lane, Plymouth, Minnesota (the “Building”), I hereby certify, covenant, and agree:

1.             I am in good physical condition and able to use the facilities and equipment and to participate in any and all exercise and fitness activities available or to be available. I have a reasonable basis for this opinion due to examination and/or consultation with my physician. I fully recognize that I am responsible for knowledge of my own state of health at all times.

2.             I will do all exercise and participate in all activities at my own pace and at my own risk. I will use good judgment while exercising, will not overexert, and will follow any instructions concerning exercise procedures. If I have any questions regarding my workout, I will consult a trained professional.

3.             I acknowledge that the fitness facility is unstaffed. I understand and acknowledge that neither the owner of the Building (“Owner”), nor the property management company (“Manager”), nor any of their agents, advisors or employees, represents that its employees, personnel or agents have expertise in diagnosing, examining or treating medical conditions of any kind or in determining the effect of any specific exercise on such medical condition.

4.             I understand that in participating in one or more exercises or fitness activities at the facility, or in use of the equipment or the facility in any way, there is a possibility of accidental or other physical injury or loss of my personal property. I agree to assume that risk of any such accident or injury or loss of property. I hereby release and discharge Owner and Manager, their respective officers, agents, employees, personnel, partners, directors, shareholders, affiliates and other representatives, and their successors and assigns (collectively, the “Released Parties”), from any and all liability, harm and damage, and waive any and all claims whatsoever, for any injury, accident or loss in connection with my use of or entry into the facility. In addition, I hereby agree to defend, indemnify and hold harmless the Released Parties from any and all costs, claims, liability, harm, damage or expenses resulting from my use of or entry into the facility or the equipment.

5.             I acknowledge that I have received and read a copy of the current Rules and Regulations governing the use of the fitness center (a copy of which is attached hereto). I agree that I will fully comply with all rules and regulations as they are amended from time to time.

USER:

Employer Name	Employee Name (Please Print)

Suite Number	Signature

Telephone: _________________________	Date: ____________________________

Access Key Number: ______________________

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EXHIBIT G

INTENTIONALLY DELETED

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EXHIBIT H

SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT

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